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                               GUARANTY AGREEMENT


                                     between

                                     RHI AG
                                 Mommsengasse 35
                                   1040 Vienna
                    (hereinafter referred to as "GUARANTOR")


                                       and


              RAIFFEISEN ZENTRALBANK OSTERREICH AKTIENGESELLSCHAFT
                           Am Stadtpark 9, 1030 Vienna
                       (hereinafter referred to as "RZB")

                                CREDITANSTALT AG
                         Schottengasse 6-8, 1010 Vienna
                        (hereinafter referred to as "CA")

                        ABN AMRO BANK N.V., FILIALE WIEN
                          Schottenring 35, 1010 Vienna

                         BANK AUSTRIA AKTIENGESELLSCHAFT
                   Vordere Zollamtsstra(beta)e 13, 1030 ViENNA

                        BANK FUR ARBEIT UND WIRTSCHAFT AG
                          Seitzergasse 2-4, 1010 Vienna

                 ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG
                             Graben 21, 1010 Vienna

                         OSTERREICHISCHE VOLKSBANKEN AG
                          Peregringasse 3, 1090 Vienna


                                   as lenders
               (hereinafter collectively referred to as "LENDERS")

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BASIS OF THE AGREEMENT

On October 13, 1999, Lenders concluded a Credit Agreement (hereinafter referred to as "CREDIT AGREEMENT") with RHI Finance ApS, Strandvejen 44, 2900 Hellerup (hereinafter referred to as "BORROWER"), granting Borrower a credit in the maximum total amount of Euro 440 million for the purpose of financing the indirect purchase of shares in Global Industrial Technologies Inc. (hereinafter referred to as "GIT") by Heat Acquisition Corp. (hereinafter referred to as "Heat"), a wholly-owned subsidiary company of North American Refractories Corp. (hereinafter referred to as "NARCO") by means of a public offer (hereinafter referred to as "TENDER Offer"). The contents of such Credit Agreement are known to the Guarantor. In connection with the Credit Agreement, Bill Guaranties [WECHSELBURGSCHAFTSZUSAGEN] for the Republic of Austria by Oesterreichische Kontrollbank AG (hereinafter referred to as "OEKB") as well as Refinancing Agreements with OeKB are available.

In order to provide security for all claims of Lenders against Borrower under the Credit Agreement, Lenders shall be supplied with a guaranty by Guarantor. Therefore, Guarantor and Lenders conclude the following Guaranty Agreement.


2.)      SEPARATE AGREEMENTS, REPRESENTATION BY RZB, SUB-PARTICIPATIONS

Lenders are not in a joint and several relationship with Guarantor. Hence, Guarantor shall be liable to each Lender for each respective claim of such Lender against Borrower under the Credit Agreement.

Vis-a-vis Guarantor, Lenders are represented by RZB and CA. Binding declarations and other correspondence from Guarantor to Lenders shall have effect against all Lenders if directed to RZB or CA, binding declarations of Lenders shall be made by RZB and CA jointly. Payments owed by Guarantor to Lenders shall have debt-discharging effect if made in equal shares to RZB and CA, who shall be concerned with distributing such payments on a pro-rata basis, fair in terms of foreign currency, to those Lenders for whom the credit disbursement had been made. Lenders shall be entitled to amend the provisions contained in this paragraph by unilateral act in accordance with the relevant agreements entered into between Lenders and by notifying Borrower accordingly.

In accordance with the conditions set forth in the Credit Agreement, Lenders shall be entitled to entirely or partially transfer the position of Lender to third parties also with effect against Guarantor, or to entirely or partially assign their claims under this Credit Agreement to third parties. In this instance, Lenders shall be entitled to pass on to third parties all available information pertaining to Guarantor, this Guaranty Agreement, the securities existing thereto, and the financed transaction.


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3.)      GUARANTY AND UTILIZATION

Vis-a-vis Lenders, Guarantor herewith takes on the guaranty for the fulfillment of all obligations of Borrower under the Credit Agreement in accordance with the terms of such Agreement. Hence, Guarantor irrevocably undertakes to pay to Lenders upon first written request, which request may be made several times, waiving any defense or objection and without examining the legal relationship existing between Lenders and Borrower, any amounts with regard to which Lenders confirm in their request for payment that it would have been payable by Borrower under the terms of the Credit Agreement and which was not paid by the due date. This guaranty refers to all related obligations of Borrower regarding payment of capital, interest, reimbursement of expenses (also for procedural and out-of-court legal expenses), reimbursement of taxes and fiscal charges, and all other supplementary charges. In addition, Guarantor undertakes to reimburse Lenders for their own expenses incurred in connection with the bringing of an action against Borrower or which arise from the realization of other securities, even in the event that Lenders, despite being the prevailing party in such action, have not been adjudicated a claim for reimbursement of costs and expenses against Borrower or the parties furnishing securities respectively.

Payments of Guarantor shall be effected by bank transfer to the respective bank account as named in each utilization with the value date corresponding to the due date of Borrower's respective liability.

Lenders shall be entitled to reject payments offered by Borrower in connection with the Credit Agreement and to claim on Guarantor in the event that Lenders fear that the payment offered to them by Borrower is contestable for any reason whatsoever, in particular with regard to a possible insolvency of Borrower. Guarantor may even be claimed on if payments by Borrower, which have already been effected, are contested or if proceeds from the realization of other securities as a result of the contestation of such securities or their realization with regard to Lenders are reclaimed.


4.)      INDEPENDENT AGREEMENT

Guarantor's guaranty obligations shall be independent of the legally effective conclusion of the Credit Agreement. Hence, Lenders shall be entitled to claim on Guarantor also for sums which not owed, or not entirely owed, by Borrower as a result of the lack of a legally effective conclusion of the Credit Agreement.

Lenders shall be entitled to grant Borrower respite for payment or prolongation of the credit at any time without requiring Guarantor's consent. Guarantor shall have no claims whatsoever against Lenders in connection with legal claims for damages or any other legal titles in the event that they are in default with the enforcement of claims against Borrower or fail to assert their claims against Borrower in possible insolvency proceedings against Borrower. Lenders


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shall in particular be entitled to reach a settlement with Borrower regarding the redemption of their claims without discharging Guarantor from its liability (Section 1378 of the Austrian Civil Code).

Guarantor's obligations shall be independent and shall not depend on any other securities provided for the guaranteed claims, in particular any other rights of lien or other security rights which may have been provided to Lenders by Borrower or third parties. Guarantor shall not be entitled to claim realization of such securities, or realization for a specific purpose, by Lenders prior to utilization of the present guaranty. Lenders shall be entitled to realize any of their other securities and to set off the proceeds from such securities or payments by Borrower or other obligated parties with any claim they deem suitable. The release of any other securities of any kind, which will, or have been, provided to Lenders in connection with their claims against Borrower, shall not be deemed to involve any modification to the guaranty taken on herewith or any claims for damages on the part of Guarantor.

The payments of Guarantor under this guaranty shall not have the effect of an assignment of Lenders' claims against Borrower as long as all claims of Lenders against Borrower, on the grounds on any legal title whatsoever, are not entirely and uncontestably satisfied. In this instance, Section 1358 of the Austrian Civil Code shall not apply. Lenders shall be entitled to treat payments of Guarantor in connection with their claims under the Credit Agreement as provision of security for such claims. In such an event, Lenders shall have a right of lien regarding the sums paid by Guarantor providing security for the claims in connection with the Credit Agreement and Lenders shall have the right to satisfy their claims at any time.


5.)      REPRESENTATIONS AND OTHER OBLIGATIONS OF GUARANTOR

5.1)     GENERAL REPRESENTATIONS

Guarantor makes to Lenders the following representations, and warrants, within the meaning of Section 880a of the Austrian Civil Code, compliance with such representations by Guarantor and its respective holding companies (such term including Heat, GIT, and their subsidiaries) listed below for the entire period until complete satisfaction of all claims by Lenders under the Credit Agreement:

a) Guarantor's indirect participation in GIT (also regarding the intermediate steps mediating such this participation) will not be changed without Lenders' consent. The same shall apply to dispositions regarding the participation of GIT in its direct or indirect holding companies as well as to all dispositions regarding assets of Guarantor, Narco, Heat, and GIT outside the ordinary course of business insofar as such dispositions would sustainably and materially reduce the value of the securities determined in the Credit Agreement, or insofar as such value reduction would be threatened.


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b)       Without Lenders' prior consent, Guarantor and its direct and indirect holding companies will not grant to any third parties any rights of lien or any other security regarding their current or future assets, or parts thereof, or allow the creation of such a right, or enter into any agreement with similar economic effect .

c) Borrower has not assumed any obligations vis-a-vis other creditors which have not been disclosed to Lenders and Borrower will not assume any obligations in the future which have priority over Borrower's obligations under the Credit Agreement or with regard to which better securities have been provided than with regard to the present guaranty obligations.

d) Guarantor has not assumed any obligations vis-a-vis any other creditors which have not been disclosed to Lenders in the schedule "existing burdens of the RHI Group" handed over to Lenders, which also includes all existing credit securities provided, and, in addition, will not assume such obligations in the future which have priority over Guarantor's obligations under the Credit Agreement or with regard to which better securities have been provided than with regard to the present guaranty obligations.

e) Irrespective of the remaining representations made herein, Guarantor shall be obligated to grant securities for credits utilized now or in the future by itself or by any of his direct or indirect holding companies only if Guarantor also offers the respective security to Lenders equally on a pro rata basis for the purpose of furnishing security in connection with their claims under the Credit Agreement and, in the event of their acceptance of such offer, to furnish such securities in a legally effective manner.

f) Guarantor and all of its direct and indirect holding companies have available at any time all official authorizations of any kind required for the operation of their businesses and comply with all applicable legal requirements.

g) Guarantor and its direct or indirect holding companies have taken all precautions to ensure that the data processing systems employed in their companies will accomplish the transition to the year 2000 without grave shortfalls and that such systems will be able to identify this year as a leap year.

h) Narco, GIT, and all of their direct and indirect holding companies have taken sufficient precautions for any possible claims in connection with actual or alleged health damage caused by the utilization of asbestos or other health threatening substances in the products of these companies by means of having corresponding insurance coverage and will maintain such insurance cover.

i) From today's point of view, all necessary precautions have been taken to prevent the future accrual of claims as set forth in h) below against Narco, GIT, and all of their direct and indirect holding companies.


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j)       The Credit Agreement and, as soon as they have been concluded, all security agreements set forth in Section 7 are legally binding for Lenders' respective contractual parties and are at any time enforceable against such parties in accordance with the conditions agreed upon.

k) All measures required for the admissibility and binding effect of the acquisition of the GIT shares by Heat by means of Tender Offer have been taken.

l) The conditions of the Merger Agreement as well as the Tender Offer, each in the version dated July 16, 1999, will not be modified or cancelled without Lenders' consent.

m) All internal and external authorizations on the part of Guarantor which are required for the assumption of the guaranty agreed herein, are available.

n) Guarantor has accurately and completely disclosed its financial situation to Lenders prior to the conclusion of the Credit Agreement.

o) In a fiscal year, for the first time in the fiscal year of 1999/2000, distribution of profits and other allowances to the shareholders of Guarantor (including interest payments and redemption payments for possible shareholder loans) will not be effected if and as long as the representations set forth in Section 5.2 below are not entirely fulfilled.

p) Should GIT or any of its important direct or indirect holding companies merge with Narco, Guarantor warrants that Lenders will immediately be provided with a right of lien regarding all shares of the absorbing company or the company resulting from the merger for the purpose if furnishing security for Lenders claims. The contents of the pledge agreement shall correspond to the pledge agreement regarding shares of Heat provided for in the Credit Agreement.

q) Prior to the first utilization of the credit, Guarantor will prove to Lenders that the capital increase in the minimum amount of ATS 1.8 billion was filed for registration with the court responsible for matters pertaining to company accounts [FIRMENBUCHGERICHT].

r) Guarantor undertakes to make available to Heat the minimum amount of ATS 1.8 billion from the capital increase by means of the participations determined in Section 1.1 above for the purpose of acquiring the GIT shares.

s) Guarantor warrants that neither it nor any of its direct or indirect holding companies will be in default with payment of an amount exceeding Euro 10 million owed to a third party creditor, unless such default exclusively results from the fact that the debtor concerned denied the existence of such payment obligation in good faith. Guarantor shall inform Lenders of any such default immediately after having obtained respective


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       knowledge. Guarantor warrants that such default is remedied within 30 days after corresponding request of Lenders to Guarantor.

5.2) REPRESENTATIONS REGARDING THE ECONOMIC CIRCUMSTANCES AND DEVELOPMENT OF
GUARANTOR:

5.2.1    Bases and Definitions

The following agreements refer to Guarantor's consolidated annual financial statements and all of his holding companies obligated to consolidate according to ss.228 (3) HGB (Commercial Code) (hereinafter called "ANNUAL FINANCIAL STATEMENTS"), whereby the accounting principles of the HGB are taken as a basis. Guarantor intends to convert his accounting to the International Accounting Standard IAS in the future. Prior to this conversion, Guarantor shall be obligated to establish agreement regarding new comparative figures corresponding to the new accounting principles.

The representations mentioned below are based on the following definitions, whereby the respective positions to be itemized in the Annual Financial Statements are referred to:

GROSS FINANCIAL OBLIGATIONS: the sum of the obligations resulting from loans, loans against Borrower's note, and obligations to financial institutions
EBIT: operating profit or loss/operating results
EBITDA: EBIT plus depreciation
LIQUID ASSETS: the liquid assets, whereby a maximum of EUR 90.875 million is made allowance for
NET INTEREST EXPENDITURE: the balance between the interest expenditure sum and similar expenses on the one hand, and the sum of other interest income and similar income on the other hand, whereby the proceeds from stocks are not taken into account in the latter position

5.2.2    Representations:

Guarantor declares the following representations towards Lenders and warrants their compliance pursuant to Section 880 of the Austrian Civil Code for the entire time until complete repayment of all Lenders' claims arising from the Credit Agreement, whereby the warranted figures unless agreed upon differently in the following - must have been primarily achieved by September 30, 2000 and from then on by December 31 and June 30 of each year respectively:

a) The balance between the gross financial obligations minus 80% of the liquid assets must be less than 3.5-times the EBITDA in the years 2000 and 2001, less than three times the EBITDA in the years 2002 and 2003, and less than 2.5 times the EBITDA from the year 2004

b)       The EBIT must be larger than 2.5-times the net interest expenditure.


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c)       The quota of equity capital in the sum of liabilities in the Annual
         Financial Statements must at least achieve the following figures:

         o without deduction of the company value: 12.5% in the year 1999 and 15% in the year 2000, after that this quota must rise by a minimum of 2 percent each year;

         o after deduction of the company value: 10% in the year 2000, after that this quota must increase by a minimum of 2 percent each year.

d) As long as the quota of equity capital in the sum of liabilities in the Annual Financial Statements does not surpass 20%, Guarantor and his direct and indirect holding companies shall, as of the year 2000, use at least 30% of the operative cash flow earned by them (as defined in the business report of RHI AG for the year 1998) to discharge obligations to the bank.


6.) OBLIGATIONS TO REPORT

6.1) GENERAL INFORMATION AND INSPECTION RIGHTS

Upon request, Guarantor shall at any time disclose information to Lenders and OeKB regarding its legal, economic, and financial circumstances and shall also notify Lenders immediately of any important events beyond the ordinary course of business on its own initiative in writing. This shall also apply, in particular, to changes in the status of ownership rights, to large shortfalls which Guarantor has sustained for its own claims in particular, material damage, and official requirements.

Upon request, Guarantor shall immediately permit Lenders and OeKB inspection of all documents regarding the Credit Agreement and the business matter financed with it. Guarantor shall at any time permit Lenders inspection of the books, records, and other business documents of its company, and shall ensure that this inspection is also granted by Narco, Heat, GIT, and their direct or indirect holding companies.

6.2)     SUPPORTING ACCOUNTING DOCUMENTS

Guarantor shall provide Lenders with the following documents and information, whereby - unless otherwise agreed upon in the following - the handing over shall be effected no later than eleven weeks following the respectively stated date:

a) annually audited Annual Financial Statements of Guarantor no later than 6 (six) months following the close of the respective fiscal year;

b) consolidated reports on the development and status of the figures agreed in the representations on the economic situation and development of Guarantor quarterly by the end of each calendar quarter, beginning with September 30, 1999;


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c)       detailed calculations and evidence of compliance with the economic representations as given, primarily by September 30, 2000 and thereafter as of December 31, 2000 inclusive half-yearly by June 30 and December 31 of each year;

d) half-yearly interim reports by March 31 and September 30 of each year respectively regarding the current property and earning situation of RHI AG.


7.)      SECURITY FOR GUARANTY OBLIGATIONS

Guarantor hands over to Borrowers two blank drafts honored by Guarantor complete with related declaration of purpose [WIDMUNGSERKLARUNG] as one. Lenders shall be entitled to complete these drafts on maturity of their claims against Guarantor in a manner which appears proper to them, and to use said drafts for the purpose of asserting their claims against Guarantor. Guarantor shall convey to OeKB a further blank draft accepted by Guarantor together with declaration of purpose claimed by OeKB.


8.)      GENERAL TERMS AND CONDITIONS

In addition to the agreements made herein, the General Terms and Conditions of the Austrian credit institutions in their current version shall be applicable.


9.)      APPLICABLE LAW, ARBITRATION

This Guaranty Agreement shall exclusively be governed by the laws of the Republic of Austria .

Any disputes arising in connection with this Guaranty Agreement shall be settled under the Rules of Arbitration of the Permanent Court of Arbitration of the Austrian Chamber of Commerce [STANDIGES SCHIEDSGERICHT DER WIRTSCHAFTSKAMMER WIEN] by an arbitration tribunal consisting of three arbitrators. Each Party is also entitled to file an action at the court having jurisdiction for the First Community District [ERSTER GEMEINDEBEZIRK] of Vienna, as well as at any other court of law. In particular, Guarantor submits to the jurisdiction of all courts at which Lenders admissibly file an action or any kind of application serving to secure their claims against Borrower.

Vienna, dated October 14, 1999

                                   RHI AG
                                   [signature]


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                                   [signature]

Raiffeisen Zentralbank Osterreich AG              Creditanstalt AG


ABN Amro Bank NV                                  Bank Austria AG
Filiale Wien

Bank fur Arbeit und Wirtschaft AG                 Die Erste Bank der
                                                  oesterreichischen
                                                  Sparkassen AG

Osterreichische Volksbanken AG













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